Exhibit 99.1

1 Certain statements made in this presentation should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford's future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ, including those discussed in The Hartford's 2009 Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission. We assume no obligation to update this presentation, which speaks as of today's date. The discussion in this presentation of The Hartford's financial performance includes financial measures that are not derived from generally accepted accounting principles, or GAAP. Information regarding these non-GAAP and other financial measures, including reconciliations to the most directly comparable GAAP measures, is provided in the Investor Financial Supplement for the fourth quarter of 2009 and in The Hartford's press release issued on February 8, 2010, which are available on the Investor Relations section of The Hartford's website at www.thehartford.com. Safe Harbor Statement

EXHIBIT 99.1

2 Pro Forma Core EPS Guidance Previously provided 2010 core EPS guidance of $3.70 - $4.00 on February 9, 2010 No change in underlying core earnings guidance Transaction impact on core EPS guidance Eliminate CPP preferred stock Increase in diluted weighted shares outstanding to 480 million One-time charge of unamortized discount on CPP preferred stock ($440 million as of 12/31/2009) Other, including incremental interest expense on new debt Pro forma 2010 core EPS guidance of $2.60 - $2.90 Refer to Appendix for reconciliation

3 3 Net Unrealized Losses Net Unrealized Losses Net Unrealized Losses Improving Investment Portfolio ($ in billions) Overview Overview Overview Unrealized losses have declined materially Market improvement and management actions Instituted rigorous re-underwriting and de-risking framework Substantial de-risking actions in Q4 Expect material recovery in unrealized losses based on view of intrinsic value Since December 31, 2009 net unrealized loss position has further improved

4 2010 Pro Forma Core EPS Reconciliation Note: Assumes issuance price of March 12 closing price of $26.75 for illustrative purposes. Represents shares outstanding as of market close on 3/12/10 on a fully diluted basis, pro- forma to reflect the offerings and warrants outstanding, including antidilution adjustments.